Exhibit 10.5

AMENDMENT TWO
COMPASS MINERALS INTERNATIONAL, INC. RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

WHEREAS, Compass Minerals International, Inc. (the “Company”) established the Plan, effective as of January 1, 2002, as an unfunded retirement plan for a select group of management or highly compensated employees;

WHEREAS, the Company amended and restated the original Plan effective as of January 1, 2005 (the “2005 Restatement”) to comply with Section 409A of the Internal Revenue Code and to make certain other changes; and

WHEREAS, the Company amended the 2005 Restatement by adoption of Amendment One dated December 15, 2007; and

WHEREAS, the Company now desires to further amend the 2005 Restatement to (i) comply with final IRS regulations issued pursuant to Section 409A of the Internal Revenue Code and (ii) provide participants the opportunity to modify their prior elections relating to the time and form of payment as permitted by the Section 409A transition guidance;

NOW, THEREFORE, the 2005 Restatement is amended as follows effective as of January 1, 2008, except as otherwise provided herein:

A.           The definition of “Separation from Service” under Article I is amended to read as follows:

“Separation from Service” means the Participant’s separation from service (within the meaning of Code Section 409A and regulations issued thereunder) for any reason.  For this purpose, a Participant’s employment relationship shall be treated as continuing intact while he is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment under applicable statue or by contract.

B.           The second sentence under Section 2.1 is amended to read as follows:

If the Company determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Company shall have the right to prevent the Participant from making future deferral elections and receiving Company contributions effective as of the first day of the Plan Year following the Plan Year in which such determination is made.

C.           Section 5.1 is amended to read as follows:

5.1           Time of Distribution

Payment of a Participant’s Account shall be made or commence within 30 days following the date the Participant incurs a Separation from Service.  A Participant shall not be entitled to a distribution of his or her Account prior to Separation from Service (except as provided in Section 5.6).

Notwithstanding the foregoing or any provision of this Plan to the contrary, in the case of a Participant who is a “specified employee” within the meaning of Code Section 409A, payment of such Participant’s Account due to Separation from Service shall not be made (or commence) before the date which is six (6) months after the date of his Separation from Service or, if earlier, the date of death of such Participant.

D.           Section 5.3 is amended to read as follows:

5.3           Form of Distribution

As part of a Participant’s initial Salary Deferral Election, such Participant shall make an irrevocable election to receive payment of the total amount of his Account in one of the following forms:

(a)           lump sum payment; or
(b)           5 year annual installments.

Such election shall be made on a form supplied by the Company.  If a Participant fails to elect a form of distribution, payment shall be made in the form of a lump sum payment.  To the extent applicable, installment payments shall be calculated by dividing the Participant’s Account balance immediately prior to the distribution by the total number of remaining installments to be made.  The initial installment payment shall be made at the time specified in Section 5.1 and each subsequent installment payment shall be made on each subsequent anniversary date.

Notwithstanding the foregoing, each existing Participant shall be offered a one-time opportunity to modify his or her prior election regarding the form of distributions no later than December 31, 2005; provided that any change in the form of payment with respect to a Participant’s Grandfathered Account shall not take effect for at least twelve (12) months after the date of such election.  Therefore, if a Participant incurs a Separation from Service before the expiration of such 12-month period, the Participant’s Grandfathered Account shall be paid in accordance with his or her prior election.

E.           Section 5.4 is amended to read as follows:

5.4           Distribution Upon Death

If a Participant dies before commencing the payment of his Account, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary. Payment to such designated Beneficiary shall be paid within 60 days after the Participant’s death. Distribution shall be made in a lump sum distribution to the designated Beneficiary.  If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s estate.

If a Participant dies before receiving the total amount of his Account, but has commenced payments, the remaining balance of the Participant’s Account shall be paid in a single lump sum to the Participant’s designated Beneficiary within 60 days after the Participant’s death.  If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s estate.

F.           A new Section 5.7 is added to read as follows:

5.7           Modification of Payment Elections

Notwithstanding any provision in this Plan to the contrary and subject to the sole discretion of the Committee which may or may not be exercised on a uniform basis among all Participants, a Participant may elect to modify the timing or form of his distribution of benefits under the Plan subject to the terms and conditions established by the Committee.  To the extent authorized by the Committee, any subsequent election shall be made in conformance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of Section 409A.  A subsequent election to delay the timing of distribution or to change the form of distribution shall be effective only if the following conditions are met:

(i)	an election related to a distribution to be made upon a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months before the date of the first scheduled payment,

(ii)	the election shall not take effect until at least twelve (12) months after the date on which the election is made, and

(iii)
except in the case of elections relating to distributions on account of death or disability, the additional deferral with respect to which such election is made is for a period of not less than five (5) years from the date such payment would otherwise have been made.

Notwithstanding any provision in the Plan to the contrary, pursuant to IRS and Treasury Department transition guidance under Section 409A of the Code, new payment elections shall be permitted under the Plan through December 31, 2008, without violating the subsequent deferral and anti-acceleration rules of Section 409A of the Code.  However, any new election (a) may only apply to amounts that would not otherwise be payable during the taxable year in which the election is made and (b) may not cause an amount to be paid in a taxable year that would not otherwise be payable in such taxable year.

G.           Section 8.2 is amended to read as follows:

8.2           Distribution of Plan Benefits Upon Termination

Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with Section 409A of the Code and the regulations issued thereunder.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment is adopted this 23rd day of December 2008, but effective as of the date(s) set forth herein.

COMPASS MINERALS INTERNATIONAL, INC.

By:        /s/ Victoria Heider

Title:    VP of Human Resources

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